Exhibit 99.2

SCHEDULE II

FRANKLIN COVEY CO.

VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
For the Three Years Ended August 31, 2006
(Dollars in Thousands)

Column A	Column B	Column C			Column D		Column E

		Additions
Description	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts		Deductions		Balance at End of Period

Year ended August 31, 2004:
Allowance for doubtful accounts	$1,824	$491	$-		$(1,281	)(1)	$1,034
Allowances for inventories	5,019	2,844	-		(2,790	)(2)	5,073
Reserve for losses on management stock loans	29,730	-	-		(29,730	)(3)	-
	$36,573	$3,335	$-		$(33,801)		$6,107

Year ended August 31, 2005:
Allowance for doubtful accounts	$1,034	$1,287	$-		$(896	)(1)	$1,425
Allowances for inventories	5,073	4,669	-		(4,418	)(2)	5,324
	$6,107	$5,956	$-		$(5,314)		$6,749

Year ended August 31, 2006:
Allowance for doubtful accounts	$1,425	$365	$564	(4)	$(1,375	)(1)	$979
Allowances for inventories	5,324	989	-		(2,990	)(2)	3,323
	$6,749	$1,354	$564		$(4,365)		$4,302

_____________________
(1) Represents a write-off of accounts deemed uncollectible
(2) Reduction in the allowance is due to a write-off of obsolete inventories
(3) Reduction in loan loss is due to modifications made to the terms of the management stock loans, which required new accounting treatment
(4) Amount was charged against balances recorded in accrued liabilities